Aames 2001-1

Mortgage Pass-Through Certificates

Realized Loss Report for May 25, 2001 Distribution
Realized Loss Report - Loans Liquidated During Current Distribution
SUMMARY					LOAN GROUP

Total Loan Count = 1					Loan Group 1 = Group 1 Group
Total Original Principal Balance = 137,200.00					Loan Group 2 = Group 2 Group
Total Prior Principal Balance = 137,143.54
Total Realized Loss Amount = 11,695.96
Total Net Liquidation Proceeds = 125,447.58

Loan Number		Original	Prior		Current	State &
&	Loan	Principal	Principal	Realized	Note	LTV at	Original	Origination
Loan Group	Status	Balance	Balance	Loss/(Gain)	Rate	Origination	Term	Date

8029865 1		137,200.00	137,143.54	11,695.96	13.490%	NC - 80.00%	360	Dec-06-00

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